Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

ONTARIO SECURITIES COMMISSION DISMISSES

MINORITY SHAREHOLDER APPLICATIONS

OSC Rules in Favour of MI Developments Regarding Transactions

With Magna Entertainment

September 14, 2009, Aurora, Ontario, Canada — MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that the Ontario Securities Commission (OSC) has dismissed the applications made by certain MID Class A shareholders challenging MID’s ability to rely on certain exemptions from the requirements to obtain minority shareholder approval and formal valuations under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions in respect of transactions with Magna Entertainment Corp. (MEC).  The OSC indicated that it intends to issue reasons for the dismissal in due course.

As a result of the dismissal of the applications by the OSC, the amendments to the secured debtor-in-possession (DIP) financing facility being provided by a wholly-owned subsidiary of MID to MEC and certain of its subsidiaries announced on September 14, 2009 will come into effect subject to MEC obtaining approval of the U.S. Bankruptcy Court in Delaware to such amendments.  Under the amended DIP facility, MEC must use its best efforts to market and sell all of its assets.  With respect to Golden Gate Fields, Gulfstream Park, Maryland Jockey Club and Santa Anita Park, MID will continue to evaluate all of is alternatives, which may include MID entering into a stalking horse purchase agreement for one or more of such assets in the event that MEC receives no other stalking horse bids acceptable to MEC.

Dennis Mills, Vice-Chairman and Chief Executive Officer, stated, “We are pleased with the OSC’s decision to dismiss the applications.  Our principal focus regarding MEC needs to be on the Chapter 11 process and, with this matter behind us, we will continue to work hard to evaluate all opportunities to preserve the value of our secured loans to MEC and certain of its subsidiaries.”

About MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management, and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a majority equity interest in MEC, an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets. MEC has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

For further information about this press release, please contact Richard J. Crofts, MID’s Executive Vice-President, Corporate Development, General Counsel and Secretary, at 905-726-7505.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks that are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.